Exhibit 99.1
(1) Insight Venture Partners V, L.P. is the record beneficial owner of 3,219,159 shares of Common Stock, L.P., Insight Venture Partners (Cayman) V, L.P. is the record beneficial owner of 974,714 shares of Common Stock, Insight Venture Partners V Coinvestment Fund, L.P. is the record beneficial owner of 3,264,064 shares of Common Stock and Insight Venture Partners V (Employee Co-Investors), L.P. is the record beneficial owner of 189,299 shares of Common Stock (the “Insight V Funds”). The amount listed as directly owned by each respective Insight V Fund may be deemed to be attributable to each of the other Insight V Funds and Insight Holdings Group L.L.C. (“Insight Holdings”) because Insight Holdings is the managing member of Insight Venture Associates V, L.L.C. (“Insight Associates V”), which in turn is the general partner of each of the Insight V Funds. Insight Holdings is also the managing member of Insight Venture Associates IV, L.L.C. (“Insight Associates IV”), which in turn is the general partner of (i) Insight Venture Partners IV, L.P., (ii) Insight Venture Partners IV (Fund B), L.P., (iii) Insight Venture Partners IV (Co-Investors), L.P. and (iv) Insight Venture Partners (Cayman) IV, L.P. (together with Insight Venture Partners IV, L.P., Insight Venture Partners IV (Co-Investors), L.P. and Insight Venture Partners IV (Fund B), L.P., the “Insight IV Funds”). The Insight IV Funds may be deemed to beneficially own 1,056,982 shares of Common Stock. Jeffrey L. Horing, Deven Parekh and Peter Sobiloff are the members of the board of managers of Insight Holdings. Because Messrs. Horing, Parekh and Sobiloff are the members of the board of managers of Insight Holdings, Insight Holdings is the managing member of Insight Associates V and Insight Associates V is the general partner of each of the Insight V Funds, they have voting and dispositive power over these shares. The foregoing is not an admission by Insight Associates V or Insight Holdings that it is the beneficial owner of the shares held by the Insight V Funds or Insight IV Funds. Each of Messrs. Horing, Parekh or Sobiloff disclaims beneficial ownership of the shares except to the extent of his pecuniary interests in these entities.
(2) The issuer’s Convertible Preferred Stock (the “Convertible Preferred Stock”) is convertible into shares of Common Stock (“Common Stock”) at any time and has no expiration date. In connection with the issuer’s initial public offering, the Convertible Preferred Stock shall convert into shares of Common Stock at a fixed initial conversion rate of one share of Common Stock per share of Convertible Preferred Stock. The Insight V Funds hold the same number of Convertible Preferred Stock as they hold Common Stock, see footnote 1.